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     OCWEN                                        Ocwen Financial Corporation(R)
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FOR IMMEDIATE RELEASE                          FOR FURTHER INFORMATION CONTACT:
                                               Paul A. Koches
                                               General Counsel
                                               T:  (561) 682-8256
                                               E:  pkoches@ocwen.com
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            OCWEN FEDERAL BANK AND U.S. OFFICE OF THRIFT SUPERVISION
               ENTER INTO SUPERVISORY AGREEMENT ON BEST PRACTICES

West Palm Beach, FL (April 20, 2004) - Ocwen Federal Bank FSB yesterday took an important step in its commitment to the development of best practices in the mortgage servicing industry. Ocwen, a wholly-owned subsidiary of Ocwen Financial Corporation [NYSE:OCN], is a federally-chartered savings association under the regulation and supervision of the U.S. Office of Thrift Supervision ("OTS"). The principal business of the Bank is the servicing of non-conforming, also known as "sub-prime," residential mortgage loans provided to credit-challenged homeowners.

Ocwen and OTS entered into a Supervisory Agreement memorializing various loan servicing and customer service practices, some of which were previously adopted by the Bank and others to be implemented on a going forward basis. The Agreement recognizes that Ocwen has already established an Office of Consumer Ombudsman to address "borrower issues in a timely and effective manner" and eliminated fee charges for default notices. In addition, the Agreement provides for:

o A "Borrower-Oriented Customer Service Plan" to set "standards and goals" for customer service with input from "one or more consumer-interest groups," and
o A "Consumer Dispute Resolution Initiative" to improve and expedite the resolution of consumer issues.

The Bank is also enhancing procedures for dealing with lender-placed hazard insurance, dropping fee charges for forbearance agreements and expediting pay-off quotes.

Ocwen's Chairman and CEO, William C. Erbey, stated "Our action is demonstrative of our long-standing commitment to excellence in customer service and desire to be a leader in seeking improvements in our policies and procedures to adapt to evolving standards in the industry. We are grateful for the insights gained from our on-going dialog with OTS and consumer interest organizations, and will continue to strive for ways to better serve our clients."

Ocwen's President, Ronald M. Faris, adds "We are proud of our industry leading 76% loan resolution rate. This means that in the vast majority of severely delinquent loans, the Bank is able to achieve a resolution with the borrower before a foreclosure occurs. This is clearly a win-win for borrowers and investors alike."

Ocwen Financial Corporation is a financial services company headquartered in West Palm Beach, Florida. The Company's primary business is the servicing and special servicing of nonconforming, subperforming and nonperforming residential and commercial mortgage loans. Ocwen also specializes in the development of related loan servicing technology and software for the mortgage and real estate industries. Additional information about Ocwen Financial Corporation is available at www.ocwen.com.
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